STOCK PURCHASE AGREEMENT

                                  by and among

                            UGLY DUCKLING CORPORATION

                 UGLY DUCKLING CAR SALES AND FINANCE CORPORATION

                        UGLY DUCKLING FINANCE CORPORATION

                           CYGNET DEALER FINANCE, INC.

                                       and

                           CYGNET CAPITAL CORPORATION








                               December 30, 1999

                                TABLE OF CONTENTS


ARTICLE 1              OVERVIEW..................................................................................1

ARTICLE 2              THE TRANSACTION...........................................................................1

         2.1      Purchase and Sale of Shares....................................................................1

         2.2      Purchase Price.................................................................................2

         2.3      Payment of Purchase Price......................................................................2

         2.4      Transition.....................................................................................2

ARTICLE 3              CONDUCT PENDING THE CLOSING...............................................................2

         3.1      Operation of Business in Ordinary Course.......................................................2

         3.2      No Negotiations................................................................................2

         3.3      Public Announcements...........................................................................3

         3.4      Access to Information; Confidentiality.........................................................3

         3.5      HSR Act........................................................................................4

         3.6      Permits........................................................................................4

ARTICLE 4              THE PARTIES' OBLIGATIONS AT THE CLOSING...................................................4

         4.1      The Closing....................................................................................4

         4.2      Conditions to Obligations of the Parties.......................................................4

         4.3      Seller's and the Company's Obligations.........................................................5

         4.4      Buyer's Obligations............................................................................5

ARTICLE 5              REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION...........................................6

         5.1      Representations Relating to the Business.......................................................6

         5.2      Representations of Buyer.......................................................................6

         5.3      Nature and Survival of Representations and Warranties..........................................6

         5.4      General Indemnification by Seller..............................................................6

         5.5      Special Indemnification by Seller..............................................................7

         5.6      General Indemnification by Buyer...............................................................7

         5.7      Agreement and Special Indemnification by Buyer.................................................7

         5.8      Limits on Indemnification......................................................................7

         5.9      Procedure for Indemnification..................................................................7

ARTICLE 6              ADDITIONAL AGREEMENTS.....................................................................7

         6.1      Termination....................................................................................7

                                       i


         6.2      Trademark......................................................................................8

         6.3      Compliance with Warrant........................................................................8

         6.4      Books and Records..............................................................................8

         6.5      Notices........................................................................................8

         6.6      Governing Law and Attorneys' Fees..............................................................9

         6.7      Arbitration....................................................................................9

         6.8      Assignment....................................................................................10

         6.9      Intent to be Binding..........................................................................10

         6.10     Waiver of Provisions..........................................................................10




Schedule 2.2.     Purchase Price Components



Exhibit A.        Definitions
Exhibit B.        Representations  and  Warranties  of Seller  and the  Company
Exhibit C.        Representations    and    Warranties   of   Buyer
Exhibit D.        Procedure for Indemnification
Exhibit E-1.      Certificate of Parent, Seller and the Company Pursuant to Section 4.3(c)
Exhibit E-2.      Certificate of Buyer Pursuant to Section 4.4(h)
Exhibit F.        Promissory  Note
Exhibit G.        Verde  Guaranty
Exhibit H.        Warrant
Exhibit I.        Pledge Agreement
Exhibit J.        Company Guaranty

                            STOCK PURCHASE AGREEMENT


         This Agreement is made of as of December 30, 1999, by and among the following parties:

o    Cygnet Dealer Finance, Inc., an Arizona corporation (the "Company");
o    Ugly Duckling Corporation, a Delaware corporation (the "Parent");
o Ugly Duckling Car Sales and Finance Corporation, an Arizona corporation (the "Seller");
o    Ugly Duckling Finance Corporation ("Finance"); and
o    Cygnet Capital Corporation, an Arizona corporation (the "Buyer").


                                   ARTICLE 1.
                                    OVERVIEW

1.1 The Company engages in the business (the "Business") of (i) providing operating credit lines to used car dealers secured by the dealers' retail installment portfolios, and (ii) purchasing and/or servicing third party dealer contract portfolios.

1.2      Seller owns all of the capital stock of the Company.

1.3 By this Agreement, Buyer desires to acquire, and Seller desires to sell, all of the capital stock of the Company.

1.4 For purposes of this Agreement, certain capitalized terms have the meanings ascribed to them in Exhibit A. Other terms are defined in the body of this Agreement.

                                   ARTICLE 2.
                                 THE TRANSACTION

2.1 Purchase and Sale of Shares. Seller agrees to sell, and Buyer agrees to purchase, all of the outstanding capital stock of the Company (the "Shares").

2.2 Purchase Price. On the Closing date, Buyer will pay to Seller an amount equal to the sum of the book value of the Company and the amount of those certain assets described in Schedule 2.2 hereto ("Purchase Price"). At the Closing, Seller will deliver to Buyer a closing balance sheet dated as of the Closing (the "Closing Balance Sheet") which will set forth a reasonable estimate of the book value of the Company. Within 90 days after the Closing, Seller will prepare and Seller and Buyer will agree on a final Closing Balance Sheet. If Buyer and Seller cannot agree on a final Closing Balance Sheet, any unresolved disputed items shall be promptly referred to an independent accounting firm acceptable to the parties to resolve the disputed issues. The resolution of the independent accounting firm will be final and binding on the parties. The fees and expenses of such independent accounting firm will be borne equally by Buyer and Seller. In the event that the actual book value of the Company is adjusted pursuant to the determination above, then any payment shall be paid by the appropriate party within two business days of final determination hereunder.

2.3     Payment of Purchase Price. Buyer will pay the Purchase Price as follows:

(a) Buyer will assume the $14 million unsecured 10% note of the Parent (the "Subordinated Note"), which, as of the Closing, will have outstanding principal of $8,000,000 and Verde Investments, Inc. ("Verde") will release Parent from all obligations thereunder; and

(b) The balance of the Purchase Price shall be paid in cash utilizing the proceeds of new financing secured by the assets of the Company and the proceeds of financing acquired from Finance in accordance with Section 4.2(h).

2.4 Transition. Following the Closing, for a period of 45 days, Seller will use reasonable commercial efforts to assist Buyer with transitioning the Business, including (i) permitting Buyer to access and use of Seller's facilities and equipment as reasonably necessary, and (ii) making available to Buyer certain employees of Seller, in each case, upon the payment by Buyer to Seller of reasonable compensation for such accommodations.

                                   ARTICLE 3.
                           CONDUCT PENDING THE CLOSING

3.1 Operation of Business in Ordinary Course. Prior to the Closing, the Company will conduct its business and affairs only in the ordinary course and consistent with its prior practice, including but not limited to:

(a) using its reasonable best efforts to maintain its business and employees, sales representatives, customers, assets, suppliers, licenses and operations in accordance with past custom and practice;

(b) not incurring any debt other than in the ordinary course of business and in amounts consistent with past practices; or

(c) increasing the compensation, incentive arrangements or other benefits of any employee other than in the ordinary course of business consistent with past practices.

3.2      No Negotiations.

(a) The Seller, Parent and Company shall not, nor shall it permit the Company to, nor shall it authorize or permit any Representative of the Seller, Parent or the Company to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of the Parent, as determined in good faith by a majority of the members thereof or a majority of the special transaction committee formed to evaluate the transactions contemplated in this Agreement (after receipt of advice from the Parent's legal counsel), the Parent may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement to, any Person who indicates a willingness to make a Superior Proposal. For all purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement. For all purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of the Parent or a majority of the special transaction committee formed to evaluate the transactions contemplated in this Agreement determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to the Company and its stockholders than the transactions contemplated in this Agreement.

(b) Neither the Board of Directors of the Parent nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Board of Directors of the Parent or any such committee of the transactions contemplated in this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Parent or any committee thereof, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after receipt of advice from the Parent's outside legal counsel), may approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the transactions contemplated in this Agreement.

3.3 Public Announcements. The parties will not issue any press release or public announcement, including announcements to employees or customers, with respect to this Agreement without the prior written consent (which consent will not be withheld unreasonably) of Buyer, the Company, Seller or Parent, as the case may be, except that the Parent may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to applicable law or regulation of the Nasdaq Stock Market, Inc. or any national securities exchange, as applicable, in which case the Parent will provide a copy to Buyer prior to making such disclosure or announcement.

3.4      Access to Information; Confidentiality.

(a) Each party shall have the opportunity to make a complete review of the books, records, business and affairs of the other party. To facilitate such review, each party shall provide to the other and its agents complete access to all of its records and documents, shall provide to the other party with personal, bank and professional references, and shall use reasonable efforts to make available for consultation customers, employees, suppliers and distribution channels.

(b) Each party agrees that all non-public information provided to the other will be treated as confidential, and if this Agreement is terminated, will return to the other party all confidential documents (and all copies thereof) in its possession, or will certify to the other that all such documents not returned have been destroyed. Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence.

3.5 HSR Act. To the extent required by law, Parent, Seller and the Company on the one hand and Buyer on the other shall each file or cause to be filed with the FTC and the DOJ any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, with respect to the transactions contemplated herein. Each party shall be responsible for all expenses incurred in the preparation of their respective HSR Act filings and the filing fees to be paid in connection with the HSR Act filings. The parties shall use their reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either the FTC or DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

3.6 Permits. Buyer will have made provision for any Permits required to be obtained by Buyer or the Company and for any amendments to or other approvals required in connection with existing Permits of the Company, and Seller will not be responsible for any Permits of the Company following the Closing.

                                   ARTICLE 4.
                     THE PARTIES' OBLIGATIONS AT THE CLOSING

4.1 The Closing. The closing ("Closing") of these transactions will be held on December 30, 1999, or such other date as the parties mutually agree.

4.2 Conditions to Obligations of the Parties.  The obligations of the parties to
consummate  the  transactions   contemplated  hereby  will  be  subject  to  the
fulfillment on or prior to the Closing of the following conditions:

(a) HSR Act Notification. In respect of any necessary notifications of the parties pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined, or otherwise prohibited by any Applicable Law, including any order, injunction, decree, or judgment of any court or other governmental authority. No court or other governmental authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect will be pending.

(c) Parent shall have obtained any required consents, including the consent of General Electric Capital Corporation.

(d) Seller shall have received a favorable fairness opinion.

(e) The transaction shall have been approved by Parent's, Seller's and Company's board of directors.

(f) The Agreement shall not have been terminated pursuant to Section 6.1.

(g) Buyer shall have obtained satisfactory financing secured by the assets of the Company.

(h) Finance Loan. Buyer shall have obtained a loan in the principal amount of $12 million from Finance which shall be evidenced by a promissory note of Buyer payable to Finance (the "Promissory Note") attached as Exhibit F. The Promissory Note will be secured by the Shares as evidenced by the Pledge Agreement (the "Pledge Agreement") attached as Exhibit I to be executed by Buyer in favor of Finance. The Note will be subordinated to the primary financing of the Company secured by the assets of the Company. The Promissory Note shall be guaranteed by Verde pursuant to the Guaranty in the form attached as Exhibit G (the "Verde Guaranty") and by the Company pursuant to the Guaranty in the form attached as Exhibit J (the "Company Guaranty"). The Buyer will issue to Finance a warrant to purchase up to 50% of the Buyer's common stock, as set forth in the warrant agreement attached as Exhibit H (the "Warrant").

4.3 Seller's and the Company's Obligations. At the Closing, Parent, Seller and/or the Company will deliver the following:

(a) the Shares (subject to delivery of the Shares back to Seller pursuant to the Pledge Agreement), and all releases required to convey the Shares free and clear of all liens;

(b) all releases of liens required for all assets of the Company to be free of all liens of creditors of Seller;

(c) a certificate from Parent, Seller and the Company, attached as Exhibit E-1, in which each certifies that the representations and warranties referred to in
Section 5.1 remain true and correct as of the Closing date;

(d) certified resolutions of the Board of Directors of Parent, Seller, and Company approving this Agreement; and

(e)      an assignment of the Cygnet tradename/trademark.

The parties further agree that they will execute and deliver any further documents and instruments of transfer reasonably requested by CCC, and will take any other action reasonably requested by CCC consistent with the terms of this Assignment, for the assigning and conveying to CCC the rights contemplated herein.

4.4      Buyer's Obligations.  At the Closing, Buyer will deliver the following:

(a) evidence of the assumption and release of the Subordinated Note as contemplated by Section 2.3(a);

(b)      the executed Promissory Note as contemplated by Section 4.2(h);

(c)  the  executed  Verde  Guaranty  and  the  executed   Company   Guaranty  as
contemplated by Section 4.2(h);

(d)      the executed Pledge Agreement as contemplated by Section 4.2(h);

(e)      the cash payment as contemplated by Section 2.3(b);

(f)      the executed Warrant as contemplated by Section 4.2(h);

(g) certified resolutions of the Board of Directors of Buyer necessary to approve this Agreement and of Verde necessary to approve the Verde Guaranty; and

(h) a certificate from Buyer, attached as Exhibit E-2, in which Buyer certifies that the representations and warranties referred to in Section 5.2 remain true and correct as of the Closing date.

                                   ARTICLE 5.
                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

5.1 Representations Relating to the Business. Parent, Seller and the Company warrant to Buyer that each of the representations and warranties contained in Exhibit B are true and correct in all material respects on the date of this Agreement, and will again be true and correct in all material respects on the Closing date.

5.2 Representations of Buyer. Buyer warrants to Parent, Seller, Company and Finance that each of the representations and warranties contained in Exhibit C are true and correct in all material respects on the date of this Agreement, and will again be true and correct in all material respects on the Closing date.

5.3 Nature and Survival of Representations and Warranties. Each statement and agreement made by any of the parties in this Agreement or in any document or other instrument delivered by or on behalf any of the parties pursuant to this Agreement will survive the Closing of this Agreement for the term of the applicable indemnification obligations under this Agreement or other express term stated herein.

5.4 General Indemnification by Seller. Parent and Seller agree to indemnify and hold Buyer harmless from and against any Loss incurred by Buyer in connection with or alleged to result from the following:

(a) a breach by Parent, Seller or the Company of any representation or warranty made pursuant to Section 5.1 above or otherwise in this Agreement or other document or certificate delivered pursuant to this Agreement except the Company Guaranty (without giving effect to any qualifications as to the materiality of such statements);

(b) a breach by Parent, Seller or the Company of any of its other obligations or covenants contained in this Agreement or other document delivered in connection with this Agreement except the Company Guaranty and except for any obligation to be performed following the Closing Date; or

(c)      any liability or obligation of Parent or Seller.

5.5 Special Indemnification by Seller. Seller and Buyer acknowledge and agree that after the Closing date there may be certain expenses or liabilities that arise that relate solely to the operations of the Company prior to the Closing date (the "Operating Liabilities"), but that are not disclosed in the financial statements provided by Seller to Buyer hereunder and that neither Buyer nor Seller may know about until after the Closing date. The Operating Liabilities shall not include contingent liabilities such as litigation or claims against the Company, or any matter that is reserved for on the financial statements, regardless of the adequacy of the reserve. Seller shall indemnify Buyer for any Operating Liabilities for a period of up to one year after the date of this Agreement.

5.6 General Indemnification by Buyer. Buyer agrees to indemnify and hold Parent, Seller, and Finance harmless from and against any Loss incurred by any of them in connection with or alleged to result from the following:

(a) a breach by Buyer of any representation or warranty made pursuant to Section
5.2 above or  otherwise  in this  Agreement  or other  document  or  certificate delivered pursuant to this Agreement (without giving effect to any qualifications as to the materiality of such statements);

(b) a breach by Buyer (or following the Closing Date, the Company) of any of its obligations or covenants contained in this Agreement or other document delivered in connection with this Agreement; or

(c) any liability or obligation of Buyer (or following the Closing Date, the Company).

5.7 Agreement and Special Indemnification by Buyer. Buyer agrees that following the Closing, it will use its reasonable best efforts to obtain releases of Parent and Seller and any of their Subsidiaries as guarantors of any obligations of the Company. If it is unable to obtain any such releases, Buyer will indemnify Parent and Seller and each of their Subsidiaries from any continuing liabilities under any such guarantees for the remaining term of such guarantees.

5.8 Limits on Indemnification. All indemnification obligations of the parties (except under Section 5.7 above) shall terminate December 31, 2000.

5.9 Procedure for Indemnification. The party that is entitled to be indemnified hereunder shall follow the procedures set forth in Exhibit D.

                                   ARTICLE 6.
                              ADDITIONAL AGREEMENTS

6.1  Termination.  This  Agreement  may be  terminated  at any time prior to the
Closing:

(a) by mutual written consent of  Buyer and Parent;

(b) by either Buyer or Parent if the other party (in the case of Parent, including Seller or the Company) breaches any of its material representations, warranties, or covenants contained in this Agreement and, if the breach is curable, the breach is not cured within five (5) business days after notice;

(c) by either Buyer or Parent if the Closing does not occur on or before December 30, 1999, unless the parties otherwise agree to extend the Closing date (except that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to the non-occurrence of the Closing is primarily attributable to that party or to any affiliated party);

(d) by Parent if the Board of Directors of Parent shall have withdrawn or modified its approval or recommendation of the sale of the shares to Buyer as permitted by Section 3.2; or

(e) by either Buyer or Parent if any of the conditions set forth in Section 4.2 have not been satisfied.

     If this Agreement is terminated as provided above, this Agreement will become void and none of the parties or their Representatives will have any further liability or obligation except as set forth below and except for liability arising from a breach of this Agreement.

6.2 Trademark. Parent and Seller shall not use the Cygnet name or mark except for the current uses by their Subsidiaries and/or affiliates and shall cease all use of the Cygnet name and mark upon the termination or discontinuance of the business activities for which it is currently being used. On the Closing date, Seller and Parent shall assign to Buyer the Cygnet trademark and tradename but Parent, Seller and their affiliates and/or subsidiaries shall have the limited right to use such as set forth above.

6.3 Compliance with Warrant. The Buyer will comply with all of its obligations under the Warrant for the full term of the Warrant. Buyer agrees that it will not sell, transfer or otherwise dispose of any of the capital stock of the Company and will continue to own 100% of the capital stock of the Company for the full term of the Warrant. Buyer agrees that it will not allow the Company to sell, transfer or otherwise dispose of all or substantially all of its assets, without the prior written consent of Seller. The above provisions of this
Section 6.3 will survive for the full term of the Warrant. Buyer further agrees that, at any time while the Note is outstanding, it will not, and will not allow the Company to: (i) make any payment of principal or interest on any indebtedness owed to Verde or any other affiliate of Ernest C. Garcia II (with Verde, each a "Garcia Affiliate"), until such time as the principal amount outstanding on the Note does not exceed $4 million and all accrued interest on the Note has been paid, (ii) make any interest payment on any indebtedness owed to any Garcia Affiliate in excess of 11% per annum, (iii) make any principal payment on any indebtedness owed to any Garcia Affiliate without the consent of Finance, (iv) make any payment of any kind or nature on any indebtedness owed to any Garcia Affiliate while there has occurred and is continuing any Event of Default or event that with notice or lapse of time or both would become an Event of Default under the Note, (v) amend the subordination provisions of any subordinated indebtedness approved by Finance without the consent of Finance or
(vi) pay any dividends or make any other distribution to its shareholders, except dividends in an amount not exceeding the amount necessary to allow Buyer's shareholders to discharge applicable income tax liabilities then due and owing solely as a result of income attributable to Buyer. The provisions of the immediately preceding sentence will survive for the full term of the Note.

6.4 Books and Records. The parties will make reasonably available to one another any records or documents that they maintain with respect to the Business for purposes of compliance with applicable tax laws or in defending any third-party litigation arising in respect of this Agreement.

6.5 Notices. All notices, and other communications hereunder will be in writing and deemed to have been given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or (iii) when actually received by the addressee, in each case to the following:

                  If to Parent,            Ugly Duckling Corporation
                  Seller, or Finance:      2525 East Camelback Road
                                           Suite 500
                                           Phoenix, Arizona 85016
                                           Phone: (602) 852-6600
                                           FAX: (602) 852-6686
                                           Attn: Jon D. Ehlinger, Esq.

                  With a copy to:          Snell & Wilmer L.L.P.
                                           One Arizona Center
                                           Phoenix, Arizona 85004-0001
                                           Phone: (602) 382-6252
                                           FAX:  (602) 382-6070
                                           Attn:Steven D. Pidgeon,Esq.

                  If to Buyer:             Cygnet Capital Corporation
                                           2525 E. Camelback Road, Suite 1150
                                           Phoenix, Arizona  85016
                                           Phone:  (602) 522-3101
                                           FAX:  (602) 522-3159
                                           Attn:  Steven P. Johnson, Esq.

                  With a copy to:          Streich Lang
                                           Two N. Central
                                           Phoenix, Arizona  85004
                                           Phone:  (602) 229-5200
                                           FAX:  (602) 229-5690
                                           Attn:  Nancy White, Esq.

6.6 Governing Law and Attorneys' Fees. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

6.7 Arbitration. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

6.8 Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary, but no such assignment will relieve Buyer of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Buyer hereunder.

6.9 Intent to be Binding. The Schedules and Exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. This Agreement may not be amended except by an instrument in writing approved by Parent, Buyer, Seller, and the Company. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

6.10 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         Parent, Seller, Company and Buyer have executed this Agreement on the date first written above. By signing below, each individual represents that he or she is a duly elected officer of the company and is authorized to sign in that capacity.

       UGLY DUCKLING CORPORATION, a Delaware corporation


       By:   /S/ GREGORY B. SULLIVAN
             -----------------------
       Name:     Gregory B. Sullivan
       Title:    President


       UGLY DUCKLING CAR SALES AND FINANCE CORPORATION, an
       Arizona corporation


       By:   /S/ GREGORY B. SULLIVAN
             -----------------------
       Name:     Gregory B. Sullivan
       Title:    President


       UGLY DUCKLING FINANCE CORPORATION, an Arizona corporation


       By:   /S/ GREGORY B. SULLIVAN
             -----------------------
       Name:     Gregory B. Sullivan
       Title:    President


       CYGNET DEALER FINANCE, INC.,  an Arizona corporation


       By:     /S/ STEVEN P. JOHNSON
             -----------------------
       Name:       Steven P. Johnson
       Title:      Secretary


       CYGNET CAPITAL CORPORATION,   an Arizona corporation


       By:     /S/ STEVEN P. JOHNSON
             -----------------------
       Name:       Steven P. Johnson
       Title:      Secretary

                                                                       EXHIBIT A


                                   DEFINITIONS


1. Definitions. For purposes of this Agreement, the following terms have the following meanings.

         "Applicable Laws" means all laws and regulations of foreign, federal, state, and local governments and all agencies regulating or otherwise affecting the Business, including, without limitation, employee health and safety, the discharge of pollutants or wastes, and employee benefit plans.

         "DOJ" means the United States Department of Justice.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Closing Balance Sheet and the other financial statements were prepared.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Indemnified Party" means the party which is entitled to be indemnified under this Agreement.

         "Indemnifying Party" means the party required to indemnify under this Agreement.

         "Loss" mean all costs, expenses, losses, damages, fines, penalties, liabilities, lost profits or other losses (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys' and accounting fees).

         "Permits" means all government or municipal licenses, certificates, permits, approvals, and registrations required for the operation of the Business.

        "Person" means any individual, corporation, partnership or other entity.

         "Representative" means any officer, director, principal, attorney, agent, employee or other representative.

         "Subsidiary" of any Person means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned by such Person directly or through another Subsidiary.

         "UCC" means the Uniform Commercial Code as in effect in the state of Arizona.

                                                                       EXHIBIT B

                  REPRESENTATIONS AND WARRANTIES OF SELLER AND
                                   THE COMPANY


         Parent, Seller and the Company represent and warrant to Buyer as follows:

1.       Organization and Qualification.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in the State of Arizona, the only jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

(b) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

(c) The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Parent is duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

2. Authority Relative to this Agreement. Each of Parent, Seller and the Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of Parent, Seller and the Company and the consummation by each of Parent, Seller and the Company of these transactions has been duly authorized by the Board of Directors of each of Parent, Seller and the Company and has been duly approved by all necessary action of the shareholders of Seller and Parent, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Parent, Seller and the Company, and constitutes a valid and binding obligation of each of Parent, Seller and the Company, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

3. No Conflicts.  Except for the needed consents of third parties  identified in
Section 4.2(c) and except for the matters described in Section 3.6, neither Parent nor Seller is subject to, or obligated under, any provision of (a) its Articles of Incorporation, Bylaws, or other organizational documents, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or permit, or (d) any Applicable Law which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

4. No Consents. Except as provided in the HSR Act and as provided in Section 3.6, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Parent or Seller for the consummation by Parent, Seller and the Company of the transactions contemplated by this Agreement.

5. Capitalization. The Shares represent all of the issued and outstanding shares of capital stock of the Company and there are no other shares of capital stock of the Company outstanding. Other than the Warrant, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock. Except for liens in favor of GE Capital, the Shares are owned free and clear by Seller.

6. Financial Statements. Seller has provided to Buyer the Company's 1998 year-end unaudited financial statements and the Company's most current monthly financial statements. All of these financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of interim financial statements, to normal recurring year-end adjustment and the absence of notes.

7. Subsidiaries. Except for Cygnet Dealer Finance Florida, Inc. and Cygnet Dealer Finance Alabama, Inc., the Company has no Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing, and in good standing under its state of incorporation.

8. Good Title to and Condition of the Company's Assets.

(a)      The Company does not own any real estate.

(b) The Company's tangible assets (i) are in good condition and repair, ordinary wear and tear excepted, (ii) are usable in the ordinary course of business, and
(iii) are satisfactory for the conduct of the Business.

(c) The Company owns all of its assets free and clear of all liens, encumbrances and security interests, except those liens Seller has agreed to have released as a condition of this transaction and Permitted Liens, or leases such equipment under valid leases. As used herein, "Permitted Liens" means (i) liens reserved against in the Company's financial statements, and (ii) liens for current taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings.

9. Brokers' Fees. Neither Seller nor the Company have dealt with any broker, finder, or other person entitled to any brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

                                                                       EXHIBIT C

                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer represents and warrants to Parent, Seller and Finance each of the following:

1. Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

2. Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer, and, to the extent required, by its shareholders and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

3. No Conflicts.  Buyer is not subject to, or obligated  under, any provision of
(a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

4. No Consents. Except for such filings to be made pursuant to federal or state securities or other laws and regulations, including any required filing under the HSR Act, all of which have been made or will be made prior to the Closing, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

5. Buyer's Review of Seller's and Company Information. Buyer acknowledges that its controlling-shareholder has been involved in the day-to-day operations of the Company since the Company's formation. Buyer acknowledges that, except for the representations set forth on Exhibit B, neither Seller nor the Company nor any of their Representatives have made any other representations regarding the Company upon which Buyer has relied, and Buyer desires no further information pertaining to the Company. Buyer acknowledges that its investment in the Company involves a significant degree of risk, and that it is able to bear the risk of loss of this investment.

                                                                       EXHIBIT D

                          PROCEDURE FOR INDEMNIFICATION


1. The Indemnified Party will promptly give notice hereunder to the Indemnifying Party after obtaining written notice of any claim as to which recovery may be sought against the Indemnifying Party.

2. If the indemnity claim arises from the claim of a third-party, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

3. If the Indemnifying Party does not assume the defense of any such claim by a third-party or resulting litigation after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party deposits with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party will promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party within 15 days after the Indemnifying Party received noticed of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action.

4. Except as otherwise expressly provided herein, the Indemnifying Party will promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third-party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from or arising out of the act of a third-party.

5. The right to indemnification hereunder will not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, such notice.

                                                                     EXHIBIT E-1


             CERTIFICATE OF PARENT, SELLER AND THE COMPANY PURSUANT
                                TO SECTION 4.3(c)


         Ugly Duckling Corporation, a Delaware corporation, Ugly Duckling Car Sales and Finance Corporation, an Arizona corporation, and Cygnet Dealer Finance, Inc., an Arizona corporation, each hereby certifies that the representations and warranties referred to in Section 5.1 of the Stock Purchase Agreement between Ugly Duckling Corporation, Ugly Duckling Car Sales and Finance Corporation, Ugly Duckling Finance Corporation, Cygnet Dealer Finance, Inc., and Cygnet Capital Corporation, dated December 30, 1999, remain true and correct as of the Closing date.


           UGLY DUCKLING CORPORATION


           By:
           Name:
           Title:



           UGLY DUCKLING CAR SALES AND FINANCE CORPORATION


           By:
           Name:
           Title:



           CYGNET DEALER FINANCE, INC.


           By:
           Name:
           Title:

                                                                     EXHIBIT E-2

                          CERTIFICATE OF BUYER PURSUANT
                                TO SECTION 4.4(h)


         Cygnet Capital Corporation, an Arizona corporation, hereby certifies that the representations and warranties referred to in Section 5.2 of the Stock Purchase Agreement between Ugly Duckling Corporation, a Delaware corporation, Ugly Duckling Car Sales and Finance Corporation, an Arizona corporation, Ugly Duckling Finance Corporation, an Arizona corporation, Cygnet Dealer Finance, Inc., an Arizona corporation, and Cygnet Capital Corporation, dated December 30, 1999, remain true and correct as of the Closing date.


           CYGNET CAPITAL CORPORATION


           By:
           Name:
           Title: